UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

September 28, 2012

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On October 1, 2012, Extreme Networks, Inc. (“Extreme Networks” or the “Company”) announced that, on September 28, 2012, Edward Terino was elected as a member of the Extreme Networks’ Board of Directors (the “Board of Directors”) effective October 2, 2012. Mr. Terino was also appointed as a member of the Audit Committee of the Board of Directors on the same date. There are no arrangements or understandings between Mr. Terino or any other persons pursuant to which Mr. Terino was elected as a director.

Mr. Terino, 59, has served as President of GET Advisory Services, LLC, a strategic and financial management consulting firm focused on the maritime and technology industries, since March 2009. In addition, he has served as a founder of Novium Learning, Inc., a privately-held, post-secondary vocational education publishing company, since January 2011. From January 2009 through March 2009, Mr. Terino served as a consultant to General Maritime Corporation following the merger of General Maritime Corporation and Arlington Tankers Ltd. Prior to the merger, Mr. Terino was the President, Chief Executive Officer and Chief Financial Officer of Arlington a position he held from January 2008. Previously, he served as Arlington's Co-Chief Executive Officer and Chief Financial Officer from July 2005 until August 2007, and as its Chief Executive Officer, interim President and Chief Financial Officer from August 2007 until January 2008. Mr. Terino has served as a director of Baltic Trading Ltd., an international dry bulk shipping company, since March 2010 and as a director of SeaChange International Inc., a video software company, since July 2010. Mr. Terino is Chairman of the Audit Committee and serves on the Compensation Committee of both Baltic Trading Ltd. and SeaChange International Inc. Mr. Terino has served on multiple public and private company boards, including S1 Corporation, an internet banking and payments software company, Phoenix Technologies, Inc., a BIOS software company and EBT International, Inc., a web content management software company. Mr. Terino has a B.S. in Management from Northeastern University and a MBA from Suffolk University.

Mr. Terino brings over 30 years of financial management, operations, and technology experience to the Board of Directors including experience as a “financial expert” and experience in strategic planning, in mergers and acquisitions, in cost restructurings, investor relations, and in implementing financial measures and controls in technology companies.

Mr. Terino will be eligible to receive compensation as a non-employee director of the Company as described in the Company’s Definitive Proxy Statement as filed with the Securities and Exchange Commission on March 21, 2012.

A copy of the press release announcing Mr. Terino’s election to the Board of Directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

Share Repurchase Program

Also on October 1, 2012, the Company announced that the Board of Directors has authorized a share repurchase program for a maximum of $75 million to be purchased in the open market as and when deemed appropriate by the Company’s management, in accordance with applicable U.S. securities laws and subject to limitations under the Internal Revenue Code in order to preserve the Company’s net operating loss position. A copy of the press release announcing the share repurchase program is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

2012 Annual Meeting of Stockholders

The Company scheduled its 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hyatt House Raleigh Durham Airport, 10962 Chapel Hill Road, Morrisville, North Carolina, 27560, on November 27, 2012, at 1:00 p.m. Eastern Standard Time. Stockholders of record as of the close of business on October 5, 2012 are entitled to notice of and to vote at the Annual Meeting. At the Annual Meeting, the Company expects to ask stockholders to consider:

•	the election of directors;

•	to authorize the Company to extend the term of the Amended and Restated Shareholders Rights Plan (the “Rights Plan”) for an additional year to April 30, 2014;

•	to approve a non-binding advisory resolution to approve executive compensation; and

•	to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.

In accordance with the requirements for advance notice in the Company’s Bylaws, for director nominations or other business to be brought before the Annual Meeting by a stockholder (other than a proposal submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) written notice must be received by the Company no later than the close of business on October 11, 2012. Such notices must be sent to Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, California 95051, Attention: Secretary, and must comply with all the requirements of the Company's Bylaws. This current report constitutes a public announcement of the date of the Annual Meeting for the purposes of Section2.11(c) of the Company’s Bylaws.

The Company determined to include in its proxy statement for the Annual Meeting a proposal (the “Rights Plan Proposal”) soliciting stockholder approval to authorize the Company to extend the term of the Rights Plan for an additional year to April 30, 2014. In the event that the Rights Plan Proposal does not receive the affirmative vote of the stockholders, the Rights Plan will expire per its terms on April 30, 2013. As previously disclosed, the Company’s entry into the Rights Agreement was intended to help preserve the value of the net operating loss carryovers and other deferred tax assets of the Company under Section 382 of the Internal Revenue Code of 1986, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release Announcing the Election of Edward Terino to the Extreme Networks Board of Directors.

99.2	Press Release Announcing the Share Repurchase Program and Annual Meeting Matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2012

EXTREME NETWORKS, INC.

By:	/s/ Diane Honda
Diane Honda
Vice President, General Counsel & Secretary

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